SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



             INFORMATION STATEMENT PURSUANT TO SECTION 14(f) OF THE
            SECURITIES EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

                               SPACIAL CORPORATION
               (Exact name of company as specified in its charter)

         Delaware                    000-26645            13-4031423
(State or other jurisdiction of     (Commission     (IRS Employer Id. No.)
incorporation or organization)      File Number)

                        Brown Place and East l32nd Street
                              Bronx, New York 10454
          (Address of principal executive offices, including zip code)

                                  (718)292-1920
                (Company's telephone number, including area code)

                                  June 26, 2001

                                  INTRODUCTION

     This Information Statement (the "Statement") is being furnished to all holders of record at the close of business on June 21, 2001 (the "Record Date") of the common stock, par value $0.001 per share ("Common Stock"), of Spacial Corporation (the "Company") in accordance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder ("Rule 14f-1"). This Statement is required to be delivered to holders of the Common Stock at least ten days prior to a change in control of the Company's board of directors, as disclosed herein.

     The Company has entered into a Share Exchange Agreement, dated June 22, 2001 (the "Exchange Agreement") with Waste Recovery Technology Corporation, a Delaware corporation ("WRT"), and all of its Stockholders (the "WRT Stockholders"), which provided for the issuance by the Company of 13,160,000 shares of Common Stock to the 10 WRT Stockholders in exchange for all of the issued and outstanding shares of WRT Common Stock, no par value (the "Exchange"). As a result of the Exchange, the WRT Stockholders hold approximately 91% of the Company's Common Stock. Pursuant to the Exchange Agreement, James J. Solano, Sr. has been appointed as a board member to join its current sole director as of the closing date of the Exchange. In addition, when the time period set forth in Rule 14f-1 relating to distribution of this Statement has been satisfied, James A. Prestiano will resign as a director, and Joseph R. MacDonald and Norman A. Ponder, will be appointed as new directors of the Company. The Exchange has already closed and new officers have been appointed, however, the appointment of Mr. MacDonald and Mr. Ponder as directors will not take effect until after the expiration of the 10-day period beginning on the later of the date of the filing of this Statement with the SEC or the date of mailing of this Statement to the Company's stockholders (the "Board Change Date").

     By virtue of the issuance of Common Stock to WRT Stockholders and change in the composition of the Board in accordance with the Exchange Agreement, there will be a change in control of the Company on the date the new directors referred to above take office. In addition, the Company intends to conduct business under the assumed name "Alliance Environmental Technologies" until an amendment to the Company's certificate of incorporation to change its name to "Alliance Environmental Technologies, Inc." is filed. Please see "Change in Control" for a more complete description of the transactions.

     As of and immediately prior to the Exchange, the Company had issued and outstanding 2,490,000 shares of Common Stock, the Company's only class of securities that would be entitled to vote for directors at a stockholders' meeting if one were to be held, each share being entitled to one vote.

     This Statement is being mailed to all stockholders of record as of the Record Date and filed with the SEC on June 26, 2001.

NO STOCKHOLDER ACTION HAS BEEN REQUESTED OR TAKEN. NO PROXIES ARE BEING SOLICITED AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.

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

                                CHANGE IN CONTROL

     The following is a description of the Exchange Agreement that the Company has entered into and consummated. The information below is a brief summary and is qualified in its entirety by reference to the actual Exchange Agreement and related documents that the Company intends to file as exhibits to its Current Report on Form 8-K, dated June 22, 2001, with the SEC and which are available upon written request to the Company. Stockholders are urged to review those documents in their entirety.

     The closing of the Exchange (the "Closing") took effect on June 22, 2001 (the "Closing Date"), and at which time Mr. Solano was appointed to serve as a Director with Mr. Prestiano. In addition, Mr. Prestiano resigned from all officer positions, and new officers took office as of the Closing Date. The appointment of the two additional directors will take effect no earlier than ten days after the later of mailing of this Statement to the Company's stockholders and filing of the same with the SEC (the "Board Change Date"). The material terms of the Exchange Agreement provided for the following to occur and which has taken effect at the Closing, with the exception of the change in the Board.

     o 13,160,000 shares of Common Stock have been issued to the 10 WRT Stockholders in exchange for all of the outstanding Common Stock, no par value, of WRT (the "WRT Stock").

     o After the Closing, the Company has issued and outstanding 14,450,000 shares of Common Stock.

     o James A. Prestiano, the Company's sole board member and executive officer, has resigned from all officer positions with the Company at the Closing, but will remain a board member only until the 10-day waiting period under Rule 14f-1 has expired.

     o Mr. Prestiano has returned for cancellation an aggregate of 1,200,000 shares of Common Stock owned by him in exchange for a warrant to purchase 150,000 shares of Common Stock (the "Prestiano Warrant Shares") at an exercise price of $.50 per share, leaving Mr. Prestiano with direct ownership of 800,000 shares of Common Stock, in addition to the Warrants to acquire the Prestiano Warrant Shares.

     o James J. Solano, Sr. has been appointed as a board member to serve with Mr. Prestiano effective at the Closing Date. Joseph R. MacDonald and Norman A. Ponder will be appointed as additional board members and Mr. Prestiano will resign effective as of the Board Change Date, leaving Messrs. Solano, MacDonald and Ponder as the Company's entire board, as more fully described in the Section titled "Directors and Officers."

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

     o The Company's Board appointed James J. Solano, Sr., Norman A. Ponder, and Joseph R. MacDonald as its sole executive officers effective at the Closing Date, as more fully described in the Section titled "Directors and Officers."

     o An aggregate of 1,000,000 shares (the "Escrow Shares") of Common Stock that were issued to the Trust Under Agreement Dated 6/30/89 (the "Trust") (848,536 shares) and to Mr. Solano (151,464 shares) under the Exchange have been deposited into escrow (the "Escrow") pending a contemplated financing. Upon completion of such financing, if any, up to all of such Escrow Shares will be returned for cancellation to the Company. If and to the extent that such financing does not occur, the Escrow Shares will be returned proportionately to the Trust and Mr. Solano (see "Certain Relationships and Related Transactions").

     o All shares owned by Messrs. Solano, Ponder, Prestiano and the Trust, including the Prestiano Warrant Shares, are subject to a one year lockup agreement (the "Lock-Up Agreement"), prohibiting the transfer all shares owned by them at the Closing Date for six months after the Closing Date, and prohibiting the transfer of 50% of their shares for a period of six months thereafter. In addition, terms of the Lock-Up Agreement provide that in the event so required as a condition to an underwritten public financing, said parties will extend their lockup provisions as and if required by an underwriter. (See "Certain Relationships and Related Transactions")

     o In consideration for the Lock-Up Agreements, the Company has granted a limited released the 8 initial investors in the Company's private offering which closed in early 1999, from their lock-up agreements. As a result thereof, these 8 private placement investors, who own an aggregate of 170,000 shares of Common Stock, will be restricted from selling one-half of their shares of Common Stock for a period of 6 months after the Closing Date. (See "Certain Relationships and Related Transactions")

     o Messrs. Solano, Ponder and the Trust now own 1,785,000 (12.4%), 1,000,000 (6.9%), and 10,000,000 (69.2%) shares of Common Stock, respectively (including Shares held in Escrow) and have control of the Company. The remaining 7 WRT Stockholders will own a total of 375,000 shares constituting 2.6% of Common Stock after Closing, not including shares of Common Stock underlying any options or warrants issued to them.

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

BUSINESS SUMMARY

     WRT is a waste remediation and recycling company. It was organized as a Delaware corporation in September 1998 and commenced operations in March 1999. WRT is currently leasing its executive offices and storage facilities at Brown Place and East l32nd Street, Bronx, New York 10454. After the Closing of the Exchange, the Company, intends to change its name or otherwise transact business under the name "Alliance Environmental Technologies, Inc."

     WRT is a provider of the following niche services in the waste transportation and management industry:

     o Sale and repair of new and used equipment in the waste and construction industry.

     o    Environmental engineering services.

     o    Short-term waste transportation services.

     The sale of new and used equipment along with repairs is generally handled internally. Engineering services provided by WRT are usually handled internally and are sometimes outsourced.

     By way of businesses and acquisitions, the Company plans to expand its business as follows: (i) initially acquire and operate material processing facilities that collect, process and market recoverable materials and (ii) provide full service, engineering and environmental remediation and consulting services. The primary materials to be recovered include scrap metals and construction and demolition ("C&D") debris.

     WRT's strategy in this arena is to be a selective buyer of undervalued environmental assets, not a consolidator of environmental businesses in numerous markets. WRT's selective strategy involves acquiring valuable assets that are difficult to duplicate in the environmental business. This normally means that it acquires environmentally sound real estate assets, which possess regulatory and operating permits. These are the critical assets that drive the environmental service business, generate the highest financial returns and provide distinct competitive advantages.


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

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock after the Closing Date of (i) each person known to the Company to beneficially own more than 5% of its Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company for whom information is given in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Only Mr. Solano has been appointed at the Closing as a director. Mr. Ponder and MacDonald will become Directors on the Board Change Date, whereupon, Mr. Prestiano will resign as a board member.

                                           Pre-Closing                               Post Closing
                                ---------------------------------       --------------------------------------
                                  Amount of                               Amount of
Name and Address of               Beneficial          Percentage         Beneficial                Percentage
Beneficial Owner (1)            Ownership (2)        of Total (3)       Ownership (2)             of Total (4)
--------------------            -------------        ------------       -------------             ------------
James A. Prestiano (5)              2,000,000               81.0%             950,000 (6)                 6.6%
Gerry L. Martin (7)                   142,000                5.7%             142,000                        *
James J. Solano, Sr.                      -0-                   *           1,785,000 (8)                12.4%
Norman A. Ponder                          -0-                   *           1,000,000                     6.9%
Joseph R. MacDonald                       -0-                   *             100,000                        *
Bruce Caputo (9)                          -0-                   *          10,000,000 (10)               69.2%
                                                                               50,000 (11)                   *
All Officers and
  Directors as a group              2,000,000               81.0%           2,885,000 (12)               20.0%

* Indicates less than 1% of the outstanding shares of Company Common Stock.

     (1) Unless otherwise indicated the address of each beneficial owner identified is c/o Waste Recovery Technology Corporation, Brown Place and East l32nd Street, Bronx, New York 10454.

     (2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such

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

          person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

     (3) Based on an aggregate of 2,490,000 shares of Common Stock issued and outstanding as of June 20, 2001, immediately prior to the Exchange.

     (4) Based on an aggregate of 14,450,000 shares of Common Stock issued and outstanding immediately after the Closing.

     (5) The address of Mr. Prestiano is c/o The Law Offices of James A. Prestiano, 317 Madison Avenue, Suite 2310, New York, New York 10017.

     (6) Includes 800,000 shares of Common Stock, and a shares underlying a warrant to purchase an aggregate of 150,000 shares at $.50 per share, expiring four years from the Closing Date (the "Prestiano Warrant"). Pursuant to the Exchange Agreement, Mr. Prestiano has returned for cancellation 1,200,000 shares of Common Stock at Closing, in exchange for the Prestiano Warrant.

     (7) The address of Mr. Martin is c/o CMI, 2102 Business Center Drive, Suite 130, Irvine, California 92612.

     (8) Includes 151,464 shares of Common Stock held under the Escrow Agreement, which shares will be returned to the Company in whole or in part upon closing of a contemplated financing (see "Certain Relationships and Related Transactions").

     (9) The address of the Trust under Agreement, dated June 30, 1989 (the "Trust") and of Mr. Caputo is c/o Bruce Caputo, Trustee, 1270 Avenue of the Americas, Suite 1817, New York, New York 10020-1271.

     (10) Shares owned by the Trust, of which Mr. Caputo is a trustee. These shares include 848,536 Escrow Shares held in Escrow, which will be returned to the Company in whole or in part upon closing of a contemplated financing (see "Certain Relationships and Related Transactions").

     (11) Shares owned individually by Mr. Caputo.

     (12) Includes shares owned by Mssrs. Solano, Ponder and MacDonald. Does not include 800,000 shares owned by Mr. Prestiano, or the 150,000 Warrant Shares, as Mr. Prestiano will resign as a board member on the Board Change Date.

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

               DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

     On June 22, 2001 the Company entered into and closed the Exchange Agreement with WRT and the WRT Stockholders and appointed three new officers as set forth below. At the same time, Mr. Prestiano, the Company's sole director prior to the Closing Date, appointed Mr. Solano as a director. At the Board Change Date, Mr. Prestiano's resignation as a director will take effect and the Company's board will consist of James J. Solano, Sr., Joseph R. MacDonald and Norman A. Ponder. The following table sets forth the name and age of each person who has become an executive officer the Company, any family relationships with any other director or executive officer of the Company, information on their business and educational backgrounds and the names of public companies and other selected entities for which they also serve as directors.

         Name                      Age      Position
         ----                      ---      --------
         James J. Solano, Sr.      57       President, Chairman of the Board,
                                            and Chief Executive Officer
         Norman A. Ponder          62       Director, Vice President
         Joseph R. MacDonald       62       Director, Executive Vice President,
                                            Chief Operating Officer

     James J. Solano, Sr. is a founder, director and president of WRT, and has been an executive officer and director of WRT since its inception in 1998. From 1993 to 1998, Mr. Solano was president, director and principal stockholder of Hubbard Power & Light, Inc. ("Hubbard"), Quality Resource Corporation, and Quality Resource Recovery Corporation, which collectively owned and operated a power plant located in Nassau County, New York. In November 1995, the companies voluntarily filed a petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the Eastern District of New York (Bankruptcy Petition 95-86600, In re: Hubbard Power & Light). The bankruptcy petition was filed by the companies following a fire on the premises in order to prevent the cancellation of a Parallel Power Generation Agreement between Hubbard and a local power utility company. The companies voluntarily dismissed the bankruptcy case on November 20, 1997, with the effect that all creditors retained the same rights against the companies as they had prior to filing of the petition.

     Joseph R. MacDonald. Mr. MacDonald has been a director and Chief Operating Officer of WRT since March 1, 2001 and assumes the same position with the Company. From 1995 to 2001, Mr. MacDonald formed and managed MacDonald & Associates Consulting, an environmental engineering, remediation and consulting firm. Between 1991 and 1995, Mr. MacDonald was employed as Chief Operating Officer for Allied Waste, Inc. Between 1990 and 1991, Mr. MacDonald served as a member of the Board of Directors, and as Chief Operating Officer for Republic Industries, Inc., formerly known as Republic Industries, Inc.

     Norman A. Ponder. Mr. Ponder was a co-founder of WRT and is Vice President of the Company and has been and is, a director and President of WRT since its inception in September of 1998. Prior to 1998, and since 1991, Mr. Ponder was a principal and president of Creative Enterprises, Inc. which acted as an independent marketing consultant to travel companies. Between 1998 and 1999 Mr. Ponder was vice president of J & L Building Service Corporation, where he acted as a managing agent for 18 multi family buildings in New York City, and planned, developed and implemented preventive maintenance, and reconstruction programs for over 30 multi-family and industrial properties.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In September of 1999, WRT acquired certain machinery and industrial trucks and trucking equipment from the Trust in exchange for a Note payable by WRT to the Trust in the amount of $167,000, based on the cost basis of this equipment to the Trust. The note accrues interest at 9% per annum, and interest is payable in equal installments on June 1, 2001, December 1, 2001, and June 1, 2002. The note and all accrued and unpaid interest thereon is payable in full on December 1, 2002.

     In accordance with the Escrow Agreement, the Trust and Mr. Solano have deposited 848,536 and 151,464 shares of Common Stock, respectively (the "Escrow Shares"), into escrow pending an anticipated private offering of the Company's Common Stock (the "Financing"). The Escrow Agreement provides, in relevant part, that:

     o If the Company consummates the Financing during the 90 day period after the Closing Date, the Trust and Mr. Solano will return for cancellation on a pro rata basis, such number of shares of Common Stock, up to an aggregate of one million shares, that are sold in such Financing.

     o If the Company enters into a letter of intent for a Financing within 90 days after the Closing Date, then such Escrow shall be extended for an additional 180 days. If a Financing is consummated prior to the end of such 180 day period, then the Trust and Mr. Solano will return for cancellation on a pro rata basis, such number of shares of Common Stock, up to an aggregate of one million shares, that are sold in such Financing.

     o In the event that no Financing is consummated during the applicable time periods, then all Escrow Shares will be returned to the Trust and Mr. Solano.

     In accordance with the Lock-Up Agreement, dated as of the Closing Date, James A. Prestiano, James J. Solano, Sr., Norman A. Ponder, and the Trust (the "Restricted Stockholders") have agreed not to sell any of their Common Stock (the "Lock-up Shares"), absent consent of the Company and the other parties to the agreement for a period of one year following the Closing

Date (the "Lock-Up Term"), subject to further extension of the Lock-Up Agreement. The pertinent terms of the Lock-Up Agreement are as follows:

     o During the first 6 months of the Lock-Up Term, none of the Lock-Up Shares may be sold, assigned or transferred absent consent of the Company and the other Restricted Stockholders.

     o During the second 6 months of the Lock-Up Term, up to 50% of their Lock-Up Shares, each of the respective Restricted Stockholders may sell.

     o If the Company receives an offer from an underwriter for a firm commitment, public offering during the Lock-Up Term, the Restricted Stockholders will extend the Lock-Up term and/or add further restrictions to their Common Stock, if such lock-up is required as a condition to such financing.

     o The Company has agreed to a partial release of lock-up of the 8 investors in the Company's private offering that closed in 1999. These 8 investors, who acquired an aggregate of 170,000 shares of Common Stock in l998, had originally agreed to restrict the resale of their Common Stock for one year after the close of any merger or similar transaction with the Company. As consideration for Mr. Prestiano's transfer of 1,200,000 shares of Common Stock back to the Company, and consent to lock-up his remaining 800,000 shares of Common Stock and the 150,000 Prestiano Warrant Shares, in accordance with the Lock-Up Agreement, the Company consented to partial reduction of the 8 investors' lock-up period from one year from a closing down to 6 months.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the 1934 Act and the rules thereunder, the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities are required to file with the Securities and Exchange Commission reports of their ownership of and transactions in the Common Stock. Based solely on a review of copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2000 and all reports were timely made.

                        COMMITTEES OF BOARD OF DIRECTORS

     The Company does not have any standing audit, nominating and/or compensation committees, or committees performing similar functions.

     During calendar year 2000, the Company's sole director took action by written consent in lieu of meeting on one occasion.



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